MOOG INC. 2025 LONG TERM INCENTIVE PLAN STOCK BONUS AWARD TERMS AND CONDITIONS
THIS STOCK BONUS AWARD AGREEMENT (the “Agreement”), effective as of the date of grant specified within the grant details relating to this Award set forth on the stock plan administration platform (the “Grant Date”), is between MOOG INC. (“Moog” and, together with its Subsidiaries, the “Company”), and the named employee of Moog (the “Employee”), pursuant to the Moog Inc. 2025 Long Term Incentive Plan (the “Plan”).

WHEREAS, Moog wishes to provide the Employee with long-term incentives tied to the value of Moog, to reward the Employee for his or her contributions to the success and growth of the Company, and to associate the Employee’s interests with those of the Company;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in these Terms and Conditions and within the grant details relating to this Award set forth on the stock plan administration platform (together “the Agreement”), the Employee and Moog hereby agree as follows:

1.Grant of Stock Award.

Moog hereby grants to the Employee a Stock Bonus Award (the “Stock Award”), as set forth below. This Stock Award represents the right to receive shares of Class B Common Stock (“Shares”), subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated into and made a part of this Agreement by reference.

The number of Shares awarded to the Employee under this Stock Award will be determined by dividing [$___ ] by the Fair Market Value of one Share as of the Grant Date.

The Fair Market Value of one Share for purposes of this Section will be determined in accordance with Section 2(o) of the Plan.
Unless otherwise defined in this Agreement, the terms used in this Agreement have the meanings given them in the Plan.
2.Vesting and Payment.
(a)Vesting. The Stock Award is 100% fully vested in the Employee as of the Grant Date.

(b)Payment. As soon as practicable following the Grant Date and the determination of the number of Shares subject to this Stock Award, Moog will issue the Shares awarded under this Agreement. Issuance of the Shares will be subject to Section 5 below.

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3.Tax Withholding.

As a condition of this Award, the Employee agrees to pay or make arrangements for the payment to the Company of the amount of any and all federal, state, local and foreign income and employment taxes that the Company determines it is required by law to withhold with respect to this Award. Payment will be due on the date the Company is required to withhold such taxes. Unless the Employee elects to make a cash payment to the Company in an amount sufficient to satisfy the withholding requirement, then, notwithstanding Section 5(c), the Company will satisfy the withholding requirement in accordance with Section 18 of the Plan by withholding from delivery to the Employee, Shares having a value equal to the amount of tax required to be withheld. The Company will provide procedures for Employees electing to make a cash payment to satisfy the withholding requirement.

4.Rights as Shareholder.

Neither the Employee nor any transferee has any rights as a shareholder with respect to any Shares covered by or relating to this Stock Award until the date the Employee or transferee becomes the holder of record of the Shares.

5.Additional Conditions to Issuance of Stock.

(a)Compliance with Laws and Regulations. Moog is not obligated to issue or deliver any certificates evidencing shares of Company Stock under this Stock Award unless and until Moog is advised by its counsel that the issuance and delivery of the certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of the securities exchange or automated quotation system on which shares of Company Stock are listed.

(b)Right of First Refusal. The Employee acknowledges and agrees that the Shares issued with respect to the Stock Award are subject to repurchase under a right of first refusal in favor of Moog or any assignee of Moog, as set forth in Moog’s Right of First Refusal Policy, as it may be amended from time to time (the “First Refusal Policy”). The repurchase of Shares under the First Refusal Policy may be effected by the payment to the Employee, or to the Employee’s beneficiary or estate, as the case may be, of the value of the Shares as determined under the First Refusal Policy, a copy of which has been provided to the Employee.

(c)Holding Period for Shares. The Employee acknowledges and agrees that the Shares issued with respect to the Stock Award are subject to a holding period requirement whereby the Employee (or the Employee’s beneficiary or estate, as the case may be) may not sell or otherwise dispose of the Shares until six months following the date of issuance of the Shares.

(d)Restrictions on Transferability. The stock certificates evidencing the Shares issued with respect to the Stock Award may include one or more legends that set forth such restrictions on transferability as may apply to the Shares under this Section and the Plan. Alternatively, such restrictions may be enforced through such other methods as may be determined by Moog in its sole discretion, including by restrictions on electronic transfers from accounts.

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6.Electronic Delivery.

Moog may, in its sole discretion, decide to deliver any documents related to this Award or any future awards under the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by Moog or another third party designated by Moog.

7.Agreement Severable.

If any provision in this Agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

8.Governing Law.

Except to the extent preempted by an applicable federal law, the Plan and this Agreement will be construed and administered in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws thereunder.

9.Non-Transferability of Stock Award.

During the period specified in Section 5(c), neither this Stock Award nor the Shares acquired under this Stock Award may be transferred in any manner other than by will or by the laws of descent or distribution. Any purported transfer in violation of the preceding sentence or Section 5(b) will be void and of no effect.

10.Binding Effect.

This Agreement is binding upon, and inures to the benefit of, the respective successors, assigns, heirs, executors, administrators and guardians of the parties covered by the Agreement.

11.Tax Consequences.

The Employee acknowledges that this Stock Award will have tax consequences to the Employee and that any and all such tax consequences are the sole responsibility of the Employee. The Employee should consult a tax adviser before accepting this Stock Award or disposing of any Shares.

12.Risks.
The Employee is advised that the value of the Stock Award and the Shares acquired under the Stock Award will fluctuate as the trading price of the Shares fluctuates. The Employee exclusively accepts all risks associated with a decline in the market price of the Shares

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and all other risks associated with the holding of Shares. No amount will be paid to, or in respect of, the Employee to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, the Employee for such purpose.

13.Effect of Agreement.

The Employee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with its terms and provisions (and has had an opportunity to obtain advice regarding this Stock Award), and accepts this Stock Award and agrees to be bound by its contractual terms as set forth in this Agreement and in the Plan. The Employee agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to this Stock Award. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by Moog at any time in accordance with its terms. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan will prevail. Modifications to this Agreement may be made only in a written agreement executed by a duly authorized officer of Moog. The Employee agrees at all times to abide by, and acknowledges that this Stock Award is subject to, all applicable policies of the Company, including the Company’s insider trading policies and any recoupment or clawback policy, as may exist from time to time.

14.No Right to Continued Employment.

Nothing in this Agreement or the Plan confers upon the Employee any right to continued employment with the Company for any period of time, nor does it interfere in any way with the Employee’s right or the Company’s right to terminate the employment relationship at any time, for any reason, with or without cause.

15.Section 409A.

The Stock Award granted under this Agreement is intended to comply with or to be exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”) and will be construed accordingly. However, the Company will not be liable to the Employee or any beneficiary with respect to any adverse tax consequences arising under Section 409A or other provision of the Code. All terms of this Agreement that are undefined or ambiguous must be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A.
16.Data Privacy.
The Employee acknowledges and explicitly consents to the collection, use, storage and transfer of certain personal information for the purpose of managing and administering the Stock Award under the Plan and this Agreement. Specifically, the Company will process information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security number or other tax identification number, salary, nationality, job title, and any equity awards granted, cancelled, purchased, vested, unvested or outstanding in the Employee’s favor under the Plan and any other long term equity incentive plan of the Company (“Personal Data”). The Employee understands

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that the Company will transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Stock Award.
These third-party recipients may be located in the United State or elsewhere. The Employee consents to and authorizes the transfer, receipt, possession, use and retention of Personal Data by third parties, in electronic or other form, for the purposes of implementing, administering and managing the Stock Award. The Employee may, at any time, review Personal Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Employee’s ability to participate in the Plan and receive the Shares.

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